Momentive Performance Materials Inc.	NEWS RELEASE
260 Hudson River Road Waterford, NY 12188

Exhibit 99.1

FOR IMMEDIATE RELEASE

Momentive Performance Materials Inc. Announces Fourth Quarter and Year Ended 2012 Results

WATERFORD, N.Y., (April 1, 2013) – Momentive Performance Materials Inc. (“Momentive Performance Materials” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2012. Results for the fourth quarter of 2012 include:

•	Net sales of $566 million compared to $596 million in the prior year period.

•
Operating loss of $(3) million versus operating loss of $(28) million in the prior year period. Fourth quarter 2012 operating loss improved versus fourth quarter 2011 due to improved gross margins and a $12 million decrease in selling, general and administrative expenses.

•
Net loss of $(131) million compared to a net loss of $(95) million in the prior year period, which reflected a $(51) million loss on the extinguishment and exchange of debt in the fourth quarter of 2012 partially offset by the same factors impacting our operating loss.

•	Segment EBITDA of $50 million compared to $35 million in the prior year period. Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to net loss later in this release.
Fiscal year 2012 results include:

•	Net sales of $2.36 billion in 2012 compared to $2.64 billion in the prior year period. The decline was primarily due to a decrease in volume and price, as well as product mix shift.

•
Operating loss of $(39) million in 2012 versus operating income of $142 million in the prior year period. Fiscal year 2012 operating loss reflected decreased sales and higher restructuring and other costs.

•	Net loss attributable of $(365) million in 2012 compared to a net loss of $(141) million in the prior year period.

•
Segment EBITDA of $214 million in 2012 compared to $379 million in the prior year period. In addition, the Company reported Adjusted EBITDA for the last twelve months of $228 million, which includes in process cost reduction program savings, as well as savings that the Company expects to achieve in connection with the Shared Services Agreement with Momentive Specialty Chemicals Inc. (“MSC”).

“Fourth quarter 2012 Segment EBITDA improved on a year over year basis driven by our cost reduction initiatives and volume increases in our silicones business,” said Craig O. Morrison, Chairman, President and CEO. “Our quartz business continued to experience a downturn in demand for semiconductor-related products in the fourth quarter of 2012 as quartz customers further reduced their inventory levels. While our full-year results reflected margin compression in certain product lines and a product mix shift due to declines in certain higher-margin products, our long-term outlook continues to be positive.”

“We continue to focus on the cost actions that we can directly control. Through December 31, 2012, we have realized approximately $63 million in cost savings on a run-rate basis as a result of the Shared Services Agreement with MSC since the program began in late 2010. We also continue to make steady progress regarding our restructuring actions announced in July 2012. We anticipate fully realizing $30 million of total pro forma savings that are remaining from the Shared Services Agreement and the incremental restructuring actions over the next nine to 15 months.”

“Finally, we were pleased to improve our debt maturity profile through our refinancing activities announced in October 2012. As of December 31, 2012, we had no material debt maturities prior to 2016.”

Business Results

Following are net sales and Segment EBITDA by business for the fourth quarter and twelve-months ended December 31, 2012 and 2011. Segment EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among businesses. Other primarily represents certain general and administrative expenses that are not allocated to the businesses. (Note: Segment EBITDA is defined and reconciled to net loss later in this release).

Net Sales (1):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Silicones	$520	$530	$2,136	$2,310
Quartz	46	66	221	327
Total	$566	$596	$2,357	$2,637

(1)	Interbusiness sales are not significant and, as such, are eliminated within the selling business.

Segment EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Silicones	$53	$21	$206	$291
Quartz	6	18	44	101
Other	(9)	(4)	(36)	(13)
Total	$50	$35	$214	$379

Reconciliation of Segment EBITDA to Net Loss (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Segment EBITDA:
Silicones	$53	$21	$206	$291
Quartz	6	18	44	101
Other	(9)	(4)	(36)	(13)
Total	50	35	214	379

Reconciliation:
Items not included in Segment EBITDA:
Non-cash charges	6	(4)	(3)	(8)
Restructuring and other costs	(12)	(15)	(47)	(39)
Total adjustments	(6)	(19)	(50)	(47)
Interest expense, net	(80)	(63)	(277)	(256)
Income tax (expense) benefit	1	(5)	(8)	(27)
Depreciation and amortization	(45)	(50)	(187)	(197)
(Loss) gain on extinguishment and exchange of debt	(51)	7	(57)	7
Net loss attributable to Momentive Performance Materials Inc.	$(131)	$(95)	$(365)	$(141)

Refinancing Activities

On October 25, 2012, the Company issued $1.1 billion principal amount of 8.875% First-Priority Senior Secured Notes due 2020 (the “First Lien Notes”) in a private offering. The proceeds from the sale of First Lien Notes were used: (i) to repay all amounts outstanding under the Company’s senior secured credit facility, (ii) to discharge $200 million aggregate principal amount of 12 1/2% Second Lien Notes due 2014 (iii) to pay related fees and expenses and (iv) for general corporate purposes.

On October 25, 2012, the Company obtained $270 million of commitments from financial institutions for a new asset-based revolving loan facility (the “ABL Facility”), which is subject to a borrowing base. On March 15, 2013, the Company obtained additional commitments from a financial institution for a new $75 million revolving credit facility (the “Cash Flow Facility”). The Company intends to use the Cash Flow Facility as a source of additional liquidity to supplement the ABL Facility and to enter into the Cash Flow Facility only in the event that the Company enters into the ABL Facility. If the Company enters into the ABL Facility, which it may do either by itself or together with the Cash Flow Facility, it will replace the Company’s existing senior secured credit facility. The ABL Facility and Cash Flow Facility are subject to a number of conditions, and there can be no assurance that the Company will enter into the ABL Facility or the Cash Flow Facility.

Liquidity and Capital Resources

At December 31, 2012, the Company had approximately $3.1 billion of long-term debt compared to $2.9 billion of long-term debt at December 31, 2011. In addition, at December 31, 2012, the Company had $362 million in liquidity, including $110 million of cash and cash equivalents and $252 million of borrowings available under its senior secured revolving credit facility.

At December 31, 2012, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Based on the Company’s current assessment of its operating plan and the general economic outlook, the Company believes that its cash flow from operations and available cash and cash equivalents, including available borrowings under its senior secured credit facility, will be adequate to meet its liquidity needs for at least the next twelve months.

Outlook

“We are focused on controlling the actions that we can directly control, such as carefully managing our liquidity, continuing to achieve our structural cost savings and fully leveraging the strategic investments we’ve recently made in our global specialty materials platform,” said Morrison. “Our visibility remains limited considering the number of macroeconomic variables that may impact our 2013 results.”

“Despite the market volatility in 2012, we advanced a number of growth projects during the year, including our quartz projects and our Chennai, India, site expansion. We believe the combination of our product portfolio, which is comprised of approximately 75 percent of specialty products, and these growth projects, leave us well positioned for the eventual market recovery.”

Earnings Call

Momentive Performance Materials will host a teleconference to discuss fourth quarter 2012 results on Monday, April 1, 2013, at 10 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 800-706-7741
International Participants: 617-614-3471
Participant Passcode: 35796299

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com.

A replay of the call will be available for three weeks beginning at 1 p.m. Eastern Time on April 1, 2013. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1-617-801-6888 (International). The passcode is 55790570. A replay also will be available through the Investor Relations Section of the Company’s website.

Covenants under our Senior Secured Credit Facility and the Notes
The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and, in one case, the maintenance of a certain financial ratio. Payment of borrowings under the Company’s senior secured credit facility and notes may be accelerated if there is an event of default as determined under the governing debt instrument. Events of default under the credit agreement governing the senior secured credit facility include the failure to pay principal and interest when due, a material breach of representation or warranty, most covenant defaults, events of bankruptcy and a change of control. Events of default under the indentures governing the notes include the failure to pay principal and interest, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain events of bankruptcy.

The financial maintenance covenant in the credit agreement governing the senior secured credit facility provides that at any time that loans or letters of credit are outstanding (and not cash collateralized) under the Company’s revolving credit facility the Company is required to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, the ratio of the Company’s “Total Senior Secured Net Debt” (as defined in the credit agreement governing the senior secured credit facility) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement governing the senior secured credit facility) may not exceed 5.25 to 1 as of the last day of any fiscal quarter. If we enter into the ABL Facility and the Cash Flow Facility, we will be subject to the same Senior Secured Leverage Ratio maintenance covenant pursuant to the terms of the Cash Flow Facility, but we will not be subject to such covenant for the first year following our entry into the Cash Flow Facility. On December 31, 2012, the Company was in compliance with the Senior Secured Leverage Ratio maintenance covenant.

If the Company enters into the ABL Facility, the financial maintenance covenant in the agreement governing the ABL Facility is expected to provide that if the Company’s availability under the ABL Facility is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $30 million, the Company is required to have an Adjusted EBITDA to Fixed Charges ratio (measured on a last twelve months, or LTM, basis) of at least 1.0 to 1.0 as of the last day of any fiscal quarter. The Fixed Charge Coverage Ratio under the agreement governing the ABL Facility is expected to be defined as the ratio (a) of Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus certain restricted payments, each measured on a last twelve months, or LTM, basis. The Company does not currently meet such ratio, and therefore in the event that the Company enters into the ABL Facility, the Company does not expect to allow availability under the ABL Facility to fall below such levels.

In addition to the financial maintenance covenant described above, the Company is also subject to certain incurrence tests under the credit agreement governing the senior secured credit facility (and the ABL Facility and the Cash Flow Facility, as applicable) and the indentures governing the notes that restrict the Company’s ability to take certain actions if the Company is unable to meet specified ratios. For instance, the indentures governing the notes contain an Adjusted EBITDA to Fixed Charges ratio incurrence test that restricts the Company’s ability to incur indebtedness or make investments, among other actions, if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.00 to 1.00. The Fixed Charge Coverage Ratio under the indentures is generally defined as the ratio (a) of Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a last twelve months, or LTM, basis. As of December 31, 2012, the Company was not able to satisfy this test. The restrictions on the Company’s ability to incur indebtedness or make investments under the indentures that apply as a result, however, are subject to exceptions, including exceptions that permit indebtedness under the senior secured credit facility (including the use of unused borrowing capacity under the revolving credit facility, which was $252 million at December 31, 2012). Based on its forecast, the Company believes that its cash flow from operations and available cash and cash equivalents, including available borrowing capacity under the revolving credit facility, will be sufficient to fund operations and pay liabilities as they come due in the normal course of business for at least the next 12 months.

On December 31, 2012, the Company was in compliance with all covenants under the credit agreement governing the senior secured credit facility and all covenants under the indentures governing the notes.

Reconciliation of Financial Measures that Supplement U.S. GAAP

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, the Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not take into account certain items such as interest and principal payments on the Company’s indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of the Company’s operations, it is a necessary element of the Company’s costs and ability to operate), non-recurring expenses and capital expenditures.

The following table reconciles net loss attributable to Momentive Performance Materials Inc. to EBITDA and Adjusted EBITDA (as calculated under the credit agreement and as substantially calculated under the indentures) for the period presented:

Last Twelve Months Ended December 31, 2012

Net loss attributable to Momentive Performance Materials Inc.	$(365)
Loss on extinguishment and exchange of debt	57
Interest expense, net	277
Income taxes	8
Depreciation and amortization	187
EBITDA	164
Noncontrolling interest (a)	—
Restructuring and other costs (b)	43
Non cash and purchase accounting effects (c)	4
Management fee and other (d)	7
Pro forma savings from Shared Services Agreement (e)	9
Pro forma cost savings from other initiatives (f)	21
Exclusion of Unrestricted Subsidiary results (g)	(20)
Adjusted EBITDA	$228

Key Calculations under Credit Agreement
Total Senior Secured Net Debt	$1,011
Senior Secured Leverage Ratio for the twelve-month period ended December 31, 2012 (h)	4.43
____________________

(a)	Reflects the elimination of noncontrolling interests resulting from the sale of the Shenzhen joint venture in 2011.

(b)	Relates primarily to restructuring and other costs.

(c)
Non-cash items include the effects of (i) stock-based compensation expense, (ii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iii) unrealized natural gas derivative gains or losses and (iv) impairment or disposal charges. For the fiscal year ended December 31, 2012, non-cash items include: (i) unrealized foreign currency exchange loss of $1 million, (ii) asset disposal charges of $3 million, (iii) stock-based compensation expense of $1 million and (iv) pension curtailment gains of $1 million.

(d)	Management Fees and Other include management and other fees to Apollo and affiliates and business optimization expenses.

(e)	Represents estimated cost savings, on a pro forma basis, from the Shared Services Agreement with MSC.

(f)
Represents estimated cost savings, on a pro forma basis, from initiatives not related to the Shared Services Agreement implemented or being implemented by management, including headcount reductions and indirect cost savings.

(g)	Reflects the exclusion of EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents.

(h)	The Senior Secured Leverage Ratio measures the ratio of Senior Secured Net Debt to Adjusted EBITDA.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, continued weak global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Specialty Chemicals Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with the financial maintenance covenant under our senior secured credit facility or other covenants under such facility or other debt instruments, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings, including our quarterly reports on Form 10-Q. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company
Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly-owned subsidiary of Momentive Performance Materials Holdings LLC.
About Momentive
Momentive Performance Materials Holdings LLC (“Momentive”) is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. Its technology portfolio delivers tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals, Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.

Contacts

Investors and Media:
John Kompa
614-225-2223
john.kompa@momentive.com

(See Attached Financial Statements)

CONSOLIDATED STATEMENTS OF OPERATIONS (Dollar amounts in millions) (Unaudited)

	Fiscal three-month period ended		Fiscal year ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net sales	$566	$596	$2,357	$2,637
Costs and expenses:
Cost of sales, excluding depreciation	412	447	1,705	1,798
Selling, general and administrative expenses	85	97	392	389
Depreciation and amortization expenses	45	50	187	197
Research and development expenses	16	18	69	78
Restructuring and other costs	11	12	43	33
Operating (loss) income	(3)	(28)	(39)	142
Other income (expense):
Interest expense, net	(80)	(63)	(277)	(256)
Other income, net	—	—	11	—
(Loss) gain on extinguishment and exchange of debt	(51)	7	(57)	7
Loss before income taxes and earnings from unconsolidated entities	(134)	(84)	(362)	(107)
Income taxes (benefit)	(1)	5	8	27
Loss before earnings from unconsolidated entities	(133)	(89)	(370)	(134)
Earnings (losses) from unconsolidated entities, net of taxes	2	(6)	5	(6)
Net loss	(131)	(95)	(365)	(140)
Net income attributable to the noncontrolling interest	—	—	—	(1)
Net loss attributable to Momentive Performance Materials Inc.	$(131)	$(95)	$(365)	$(141)

CONSOLIDATED BALANCE SHEETS (Dollar amounts in millions) (Unaudited)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$110	$199
Accounts receivable (net of allowance for doubtful accounts of $3)	293	315
Due from affiliates	6	8
Inventories	374	394
Prepaid expenses	14	14
Income tax receivable	3	—
Deferred income taxes	6	10
Other current assets	41	49
Total current assets	847	989
Property and equipment, net	1,016	1,084
Other long-term assets	108	89
Income tax receivable	1	—
Deferred income taxes	27	25
Intangible assets, net	493	542
Goodwill	412	432
Total assets	$2,904	$3,161
Liabilities and Deficit
Current liabilities:
Trade payables	$254	$308
Short-term borrowings	6	3
Accrued expenses and other liabilities	157	166
Accrued interest	83	62
Due to affiliates	3	15
Accrued income taxes	6	2
Deferred income taxes	19	19
Current installments of long-term debt	29	36
Total current liabilities	557	611
Long-term debt	3,081	2,895
Other liabilities	56	51
Pension liabilities	311	288
Deferred income taxes	47	52
Total liabilities	4,052	3,897
Commitments and contingencies
Deficit:
Common stock - $0.01 par value; 100 shares authorized, issued and outstanding at December 31, 2012 and 2011	—	—
Additional paid-in capital	606	605
Accumulated deficit	(1,934)	(1,569)
Accumulated other comprehensive income	180	228
Total Momentive Performance Materials Inc.'s deficit	(1,148)	(736)
Noncontrolling interests	—	—
Total deficit	(1,148)	(736)
Total liabilities and deficit	$2,904	$3,161

CONSOLIDATED STATEMETNS OF CASH FLOWS (Dollar amounts in millions)	Year ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(365)	$(140)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	187	197
Loss (gain) on the extinguishment of debt	57	(7)
Amortization of debt discount and issuance costs	18	15
Deferred income taxes	(10)	9
(Earnings) losses from unconsolidated entities	(5)	6
Stock-based compensation expense	1	2
Noncash paid-in-kind interest election	—	—
Pension curtailment gain	(1)	(6)
Unrealized foreign currency losses	1	7
Other non-cash adjustments	2	(2)
Changes in operating assets and liabilities:
Accounts receivable	16	22
Inventories	13	(19)
Due to/from affiliates	(10)	10
Accrued income taxes	—	(5)
Prepaid expenses and other assets	5	(7)
Trade payables	(36)	1
Accrued expenses and other liabilities	21	12
Pension liabilities	11	11
Net cash (used in) provided by operating activities	(95)	106
Cash flows from investing activities:
Capital expenditures	(107)	(112)
Purchases of intangible assets	(2)	(2)
Proceeds from disposal of assets	7	—
Investment in joint venture	—	(6)
Net cash used in investing activities	(102)	(120)
Cash flows from financing activities:
Debt issuance costs	(33)	(5)
Increase in short-term borrowings	3	1
Proceeds from long-term debt	1,725	52
Payments of long-term debt	(1,533)	(88)
Payments of original issue discounts and tender premiums	(51)	—
Dividends paid to Parent	—	(1)
Net cash provided by (used in) financing activities	111	(41)
Decrease in cash and cash equivalents	(86)	(55)
Effect of exchange rate changes on cash	(3)	4
Cash and cash equivalents, beginning of period	199	250
Cash and cash equivalents, end of period	$110	$199
Cash paid during the year for:
Interest	$237	$203
Income taxes, net of refunds	$18	$22
Supplemental information:
Capital expenditures included in trade payables	$17	$26